As Filed with the Securities and Exchange Commission on April 10, 2008
Registration No. 333—_________

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

JAVELIN PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	88-0471759 (IRS Employer Identification No.)
125 CambridgePark Drive
Cambridge, MA 02140
(Address of Principal Executive Offices) (Zip Code)
2007 Employee Stock Purchase Plan
(Full title of the plan)

David B. Bernstein	Copy to:
General Counsel and Secretary Javelin Pharmaceuticals, Inc. 125 CambridgePark Drive Cambridge, MA 02140 (617) 349-4500	Richard S. Frazer, Esq. Pryor Cashman LLP 410 Park Avenue New York, New York 10022 (212) 326-0416
(Name, address, telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title Of Securities	Amount to be	offering price per	aggregate offering	Amount of
To Be Registered	registered(1)	share(2)	Price(2)	Registration Fee(3)
Common Stock $.001 par value	100,000	$2.79	$279,000	$10.97
Total	100,000		$279,000	$10.97

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock that become issuable under the 2007 Employee Stock Purchase Plan by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon the average of the high and low prices of the Registrant’s common stock as reported on the American Stock Exchange on April 8, 2008.

(3)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended, at the statutory rate of $39.30 per $1,000,000 of securities registered.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
     The documents containing the information specified in Part I of this registration statement on Form S-8 (this “Registration Statement”) will be sent or given to participants in the Javelin Pharmaceuticals, Inc. 2007 Employee Stock Purchase Plan covered by this Registration Statement as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference.
     The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The documents listed below are hereby incorporated by reference into this Registration Statement:
(1)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC on March 14, 2008;

(2)	our current reports on Form 8-K, as filed with the SEC on February 7, 2008, February 21, 2008, February 26, 2008, March 5, 2008 and March 7, 2008; and

(3)	the description of our common stock, par value $0.001 per share, contained in our registration statement on Form 8-A filed on July 17, 2006 (File No. 001-32949), pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
     All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and other documents. Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K shall not be incorporated by reference into this Registration Statement. Any document, or any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a document or statement contained herein, or in any other subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.

Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the DGCL also provides that expenses (including attorneys’ fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article Eighth of our Certificate of Incorporation and Article V of our By-Laws state that we shall provide the indemnification set forth above.
     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Such a provision, which also eliminates directors’ personal liability to the full extent permitted under the DGCL, as the same exists or may hereafter be amended, is included as Article Sixth of our Certificate of Incorporation.
     We have also entered into agreements to indemnify certain of our directors and officers, in addition to the indemnification provided for in our Certificate of Incorporation, our By-Laws and the DGCL (the “Indemnification Agreements”). We believe that the Indemnification Agreements are necessary to attract and retain qualified directors. Pursuant to the Indemnification Agreements, to the maximum extent permitted by applicable law, an indemnitee will be entitled to indemnification for any amount or expense which the indemnitee actually and reasonably incurs as a result of or in connection with prosecuting, defending, preparing to prosecute or defend, investigating, preparing to be a witness, or otherwise participating in any threatened, pending or completed claim, suit, arbitration, inquiry or other proceeding (a “Proceeding”) in which the indemnitee is threatened to be made or is made a party or participant as a result of his or her position with our company, provided that the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. If the Proceeding is brought by or in the right of our company, the Indemnification Agreement provides that no indemnification against expenses shall be made in respect of any claim, issue or matter in the Proceeding as to which the indemnitee shall have been adjudged liable to us.
     We also maintain a policy of directors and officers liability insurance covering certain liabilities incurred by our directors and officers in connection with the performance of their duties.
     Insofar as indemnification for liabilities arising under the Securities Act is permitted for our directors, officers or controlling persons, pursuant to the above mentioned statutes or otherwise, we understand that the SEC is of the opinion that such indemnification may contravene federal public policy, as expressed in the Securities Act, and therefore, is unenforceable. Accordingly, in the event that a claim for such indemnification is asserted by any of our directors, officers or controlling persons, and the SEC is still of the same opinion, we (except insofar as such claim seeks reimbursement from us of expenses paid or incurred by a director, officer of controlling person in successful defense of any action, suit or proceeding) will, unless the matter has theretofore been adjudicated by precedent deemed by our counsel to be controlling, submit to a court of appropriate jurisdiction the question whether or not indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
     At present, there is no pending litigation or proceeding involving any of our directors, officers or employees as to which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The following is a list of exhibits filed as a part of this Registration Statement which are incorporated herein:

Exhibit No.	Exhibit

4.1	Javelin Pharmaceuticals, Inc. 2007 Employee Stock Purchase Plan (filed as Appendix A to the Proxy Statement on Schedule 14A filed on May 31, 2007, and incorporated herein by reference).

5.1	Opinion of Pryor Cashman LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of McGladrey & Pullen, LLP.

23.3	Consent of Pryor Cashman LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this Registration Statement).
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, State of Massachusetts, on this 10th day of April, 2008.

JAVELIN PHARMACEUTICALS, INC.
By:	/s/ Martin J. Driscoll
	Name:	Martin J. Driscoll
	Title:	Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Martin J. Driscoll and Stephen J. Tulipano and each of them singly, such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities (including such person’s capacity as a director and/or officer of Javelin Pharmaceuticals, Inc.), to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Martin J. Driscoll Martin J. Driscoll	Chief Executive Officer and Director (Principal Executive Officer)	April 10, 2008

/s/ Stephen J. Tulipano Stephen J. Tulipano	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 10, 2008

/s/ Daniel B. Carr Daniel B. Carr	Chief Medical Officer, Vice Chairman of the Board and a Director	April 10, 2008

/s/ Fred H. Mermelstein Fred H. Mermelstein	President and Director	April 10, 2008

/s/ Douglas G. Watson Douglas G. Watson	Chairman of the Board and a Director	April 10, 2008

/s/ Jackie M. Clegg Jackie M. Clegg	Director	April 10, 2008

/s/ Neil W. Flanzraich Neil W. Flanzraich	Director	April 10, 2008

/s/ Georg Nebgen Georg Nebgen	Director	April 10, 2008

/s/ Peter D. Kiernan, III Peter D. Kiernan, III	Director	April 10, 2008

INDEX TO EXHIBITS
The following is a list of exhibits filed as part of this Registration Statement:

Exhibit No.	Exhibit

4.1	Javelin Pharmaceuticals, Inc. 2007 Employee Stock Purchase Plan (filed as Appendix A to the Proxy Statement on Schedule 14A filed on May 31, 2007, and incorporated herein by reference).

5.1	Opinion of Pryor Cashman LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of McGladrey & Pullen, LLP.

23.3	Consent of Pryor Cashman LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this Registration Statement).